Exhibit 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HURON CONSULTING GROUP INC.

Pursuant to Sections 228, 242 and 245 of the

Delaware General Corporation Law

Huron Consulting Group Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

(1) The name of the Corporation is Huron Consulting Group Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on March 19, 2002 under the name SSCG, Inc.

(2) This Third Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the GCL.

(3) This Third Amended and Restated Certificate of Incorporation restates and integrates and further amends the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, supplemented or corrected.

(4) Upon the filing (the “Effective Time”) of this Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware pursuant to the GCL, each      shares of the Corporation’s Class A Voting Common Stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall automatically be reclassified into one fully paid and nonassessable share of Class A Voting Common Stock, par value $.01 per share, without any action on the part of the holder thereof. Each certificate representing a share or shares of the Corporation’s Class A Voting Common Stock, par value $.01 per share, theretofore issued and outstanding shall thereafter represent that number of shares of Class A Voting Common Stock, par value $.01 per share, into which the share or shares of Class A Voting Common Stock, par value $.01 per share, represented by such certificate shall have been reclassified. Each stockholder who would otherwise receive a fractional share of Class A Voting Common Stock, par value $.01 per share, as a result of the reclassification shall have such fractional share rounded up to a full share.

(5) At the Effective Time, each      shares of the Corporation’s Class B Non-Voting Common Stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall automatically be reclassified into one fully paid and nonassessable share of Class B Non-Voting Common Stock, par value $.01 per share, without any action on the part of the holder thereof. Each certificate representing a share or shares of the Corporation’s Class B Non-Voting Common Stock, par value $.01 per share, theretofore issued and outstanding shall thereafter represent that number of shares of Class B Non-Voting Common Stock, par value $.01 per share, into which the share or shares of Class B Non-Voting Common Stock, par value $.01 per share, represented by such certificate shall have been reclassified. Each stockholder who would otherwise receive a fractional share of Class B Non-Voting Common Stock, par value $.01 per share, as a result of the reclassification shall have such fractional share rounded up to a full share.

(6) The text of the Amended and Restated Certificate of Incorporation is amended and restated in its entirety as follows:

ARTICLE I

Name

The name of the Corporation is Huron Consulting Group Inc. (the “Corporation”).

ARTICLE II

Registered Office and Registered Agent

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle. The name of its registered agent is The Corporation Trust Company.

ARTICLE III

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL as set forth in Title 8 of the General Corporation Law of the State of Delaware (the “GCL”).

ARTICLE IV

Stock Issuance

Part A. Authorized Shares

The amount of the total authorized capital stock of the Corporation is 556,499,215 shares, consisting of:

(a) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”);

(b) 500,000,000 shares of Class A Voting Common Stock, par value $.01 per share (the “Class A Common Stock”);

(c) 6,486,715 shares of Class B Non-Voting Common Stock, par value $.01 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”); and

(d) 12,500 shares of 8% Preferred Stock, par value $0.01 per share (the “8% Preferred Stock”).

The preferences, qualifications, limitations, restrictions and special or relative rights of shares of each class of authorized capital stock are set forth below.

Part B. Preferred Stock

The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such class or series and as may be permitted by the GCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

Part C. Common Stock

Except as otherwise provided in this Third Amended and Restated Certificate of Incorporation or as otherwise required by applicable law, all shares of Class A Common Stock and Class B Common Stock shall be identical in all respects and shall entitle holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

Section 1. Voting. Except as otherwise required by statute or specifically provided in this Third Amended and Restated Certificate of Incorporation, the holders of any outstanding shares of Class A Common Stock shall have the sole right and power to vote on all matters on which a vote of stockholders is to be taken. The Corporation, by action of the Board and the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the GCL, may increase or decrease the number of authorized shares of Class B Common Stock (but not below the number of shares of Class B Common Stock then outstanding).

Except as otherwise required by statute or specifically provided in this Third Amended and Restated Certificate of Incorporation, at every meeting of the stockholders:

(a) each holder of shares of Class A Common Stock shall be entitled to cast one (1) vote, in person or by proxy, for each share of Class A Common Stock standing in his, her or its name on the transfer books of the Corporation; and

(b) holders of shares of Class B Common Stock shall have no right to vote on any matter submitted to the stockholders of the Corporation for vote, consent or approval, and shares of Class B Common Stock shall not be included in determining the number of shares voting or entitled to vote on any such matter.

Section 2. No Cumulative Voting. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 3. No Preemptive or Subscription Rights. The holders of shares of Common Stock shall not have preemptive or subscription rights.

Section 4. Dividends; Conversion; Issuance

4.1 General Obligation. Subject to the rights of the holders of the 8% Preferred Stock and any series of Preferred Stock set forth in Parts B and E of Article IV and any other provisions herein, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive, equally on a per share basis, such dividends and other distributions in cash, stock, or property of the Corporation as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor. Dividends shall be declared and paid to holders of shares of any of the Class A Common Stock and Class B Common Stock only if such dividends are declared and paid to all holders of shares of such classes in the same amount per share.

4.2 Distributions of Stock. If at any time a dividend or distribution of shares of Class A Common Stock or Class B Common Stock, or any other securities of the Corporation, is to be made to holders of shares of Class A Common Stock or Class B Common Stock (hereinafter referred to as a “share distribution”), such share distribution may be declared and paid only as follows:

(a) a share distribution consisting of shares of Class A Common Stock to holders of shares of Class A Common Stock; provided, there shall be a simultaneous share distribution consisting of shares of Class B Common Stock to holders of shares of Class B Common Stock in the same amount per share;

(b) a share distribution consisting of shares of Class B Common Stock to holders of shares of Class B Common Stock; provided, there shall be a simultaneous share distribution consisting of shares of Class A Common Stock to holders of shares of Class A Common Stock in the same amount per share; or

(c) a share distribution consisting of any other class of securities of the Corporation to holders of shares of Class A Common Stock and Class B Common Stock in the same amount per share.

Notwithstanding anything to the contrary herein, the issuance of shares of any class of Common Stock upon the conversion of shares of 8% Preferred Stock or Preferred Stock pursuant to Part B or Part E of Article IV hereof or of any class of Common Stock pursuant to this Part C of Article IV hereof shall not constitute a “share distribution” of purposes of this Section 4.

4.3     Liquidation; Dissolution. Subject to the rights of the holders of the 8% Preferred Stock and any series of Preferred Stock set forth in Parts B and E of Article IV and any other provisions herein, upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to receive, equally on a per share basis, the assets of the Corporation available for distribution after payments to creditors and to the holders of any 8% Preferred Stock or any series of Preferred Stock that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

4.4     Issuance of Common Stock; Automatic Conversion. Upon a Fundamental Change, a Change of Control or immediately prior to the closing of a Qualified Public Offering, each share of Class B Common Stock then issued and outstanding shall automatically convert, on a share for share basis, to a share of Class A Common Stock and the Class B Common Stock shall cease to exist as a separate class of Common Stock.

Section 5.     Reclassification, Etc. Neither the Class A Common Stock nor Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of Common Stock is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

Part D. Power to Sell and Purchase Shares

Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

Part E. 8% Preferred Stock

Section 1.     Dividends.

1.1     General Obligations. Each share of 8% Preferred Stock shall have a stated value (the “Stated Value”) of $1,000. Each share of 8% Preferred Stock will accrue dividends on a daily basis at the rate of eight percent (8%) per annum compounded annually (calculated on the basis of a 360 day year of 30 day months), on the Stated Value thereof (the “8% Dividend”) from and including the earlier of (a) the date of the contribution of cash or other property with respect to which such share of 8% Preferred Stock is issued and (b) the date of issuance of such share of 8% Preferred Stock, to and including the earlier of (x) the date of any liquidation, dissolution or winding up of the Corporation, (y) the date on which such share of 8% Preferred Stock is redeemed in accordance with Section 5 of this Part E or (z) the date on which such share of 8% Preferred Stock is converted in accordance with Section 6 or Section 7 of this Part E (the “Accrual Period”), and will also receive any dividends paid on the Common Stock during the Accrual Period on an as converted basis using the then current Market Price of a share of Common Stock and the then current Stated Value of a share of 8% Preferred Stock. The 8% Dividend will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends; provided that such dividends will be paid only when, as and if declared by the Board, out of funds legally available for the payment of dividends. The date on which the Corporation initially issues any share of 8% Preferred Stock will be deemed to be its “date of issuance” regardless of the number of times transfer of such share of 8% Preferred Stock is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such share of 8% Preferred Stock.

1.2     Priority of Dividends. All accrued and unpaid 8% Dividends on the 8% Preferred Stock shall be fully paid, or declared with funds irrevocably set apart for payment, before any dividend, distribution or payment may be made with respect to any 8% Junior Securities.

1.3     Payments of Dividends. Subject to Section 1.1 of this Part E, dividends on the 8% Preferred Stock may be declared by the Board and paid on any date fixed by the Board, to the holders of record of the 8% Preferred Stock as they appear on the stock register of the Corporation on the record date fixed by the Board. Any dividend payments shall first be credited against 8% Dividends accumulated with respect to the earliest period for which dividends have not been paid, pro rata to the holders of 8% Preferred Stock.

Section 2.     Liquidation.

2.1     Liquidation; Dissolution. Upon any liquidation, dissolution or winding up of the Corporation, each holder of 8% Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any 8% Junior Securities, an amount in cash equal to the Stated Value of the shares of 8% Preferred Stock held by each such holder plus all accrued and unpaid 8% Dividends thereon pursuant to Section 1.1 of this Part E (the “8% Liquidation Preference”) before any payment shall be made or any assets distributed to the holders of any 8% Junior Securities. After any such payment in full, the remaining assets of the Corporation available for distribution shall be distributed first to the holders of 8% Junior Securities that rank senior to the Common Stock on liquidation and then ratably to the holders of Common Stock and the holders of 8% Preferred Stock and any other holders of participating capital stock of the Corporation on a share for share basis (meaning that each share of Common Stock, 8% Preferred Stock and any other participating capital stock shall receive the same distribution per share). The 8% Liquidation Preference, together with any distribution to which a holder of 8% Preferred Stock is entitled pursuant to the immediately preceding sentence, is referred to herein as the “8% Liquidation Amount.” If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s assets available for distribution to its stockholders are insufficient to permit payment of the 8% Liquidation Amount to the holders of 8% Preferred Stock in full, then the entire assets available for distribution to holders of 8% Preferred Stock shall be distributed ratably among holders of 8% Preferred Stock based upon the 8% Liquidation Amount of the 8% Preferred Stock held by such holders.

2.2     Deemed Liquidations. A Fundamental Change or Change of Control shall not be a deemed liquidation, dissolution or winding up of the Corporation within the meaning of Section 2.1 of this Part E.

2.3     Noncash Distributions. If any of the assets of the Corporation are to be distributed other than in cash pursuant to this Section 2, the value of such assets shall be determined by agreement of the Board and the Required Holders, provided that if they cannot so agree, then the Board shall promptly engage, at the Corporation’s expense, an independent appraiser, which appraiser shall be reasonably acceptable to the Required Holders, to determine the value of the assets to be distributed to the holders of 8% Preferred Stock; except that the value of any security that is listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market shall be deemed to be its Market Price. The Corporation shall, upon receipt of the appraiser’s valuation, if any, give prompt written notice to each holder of shares of 8% Preferred Stock of the appraiser’s valuation.

2.4     Cancellation of Shares. Upon payment or distribution of all amounts to be paid to the holders of the 8% Preferred Stock under this Section 2, the shares of 8% Preferred Stock shall be deemed to be automatically canceled and the rights and preferences contained herein shall be null and void.

Section 3.     Voting Rights. Except as otherwise required by applicable law or as set forth herein, the 8% Preferred Stock shall not have voting rights with respect to the affairs of the Corporation.

Section 4.     Priority of 8% Preferred Stock; Subordination of 8% Junior Securities. So long as any 8% Preferred Stock remains outstanding, neither the Corporation nor any Subsidiary shall redeem, purchase or otherwise acquire directly or indirectly any 8%

Junior Securities, if at the time of or immediately after any such redemption, purchase or acquisition, any share of 8% Preferred Stock shall be outstanding; provided that, notwithstanding the foregoing, the Corporation may purchase shares of Common Stock pursuant to the terms of any equity incentive plan (or similar agreement) of the Corporation and its Subsidiaries or any employment (or employee related) agreement with the senior managers of the Corporation and its Subsidiaries (an “Exempt Repurchase”). So long as any shares of the 8% Preferred Stock are outstanding and except for Exempt Repurchases, the Board shall not declare, and the Corporation shall not pay or set apart for payment any dividend on any 8% Junior Securities or make any distribution in respect of the 8% Junior Securities, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property unless prior to or concurrently with such declaration, payment or distribution, as the case may be, all accumulated and unpaid 8% Dividends on the shares of the 8% Preferred Stock not paid as provided in Section 1 of this Part E shall have been paid. All payments or distributions upon or with respect to any 8% Junior Securities that are received by the holder thereof contrary to the provisions of this Section 4 shall be (1) received in trust for the benefit of the holders of the 8% Preferred Stock, (2) segregated from other funds and property held by such holder of 8% Junior Securities, and (3) paid over to the holders of the 8% Preferred Stock in the same form as so received (with any necessary endorsement).

Section 5.     Redemption of 8% Preferred Stock. The rights of redemption with respect to the 8% Preferred Stock are as follows:

5.1     Optional Redemption – Holder. At any time after April 23, 2008, a holder of 8% Preferred Stock may, by sending written notice (each, a “Redemption Notice”) to the Corporation, require the Corporation to redeem all or any portion of the outstanding 8% Preferred Stock held by such holder for a price equal to the 8% Liquidation Amount of such 8% Preferred Stock, calculated as if the Corporation was to be liquidated as of the date of such redemption. Within ten (10) days of its receipt of any Redemption Notice, the Corporation shall give written notice to holders of the 8% Preferred Stock of such redemption. Upon receipt of any Redemption Notice, the Corporation shall be obligated to redeem for cash the aggregate number of shares of 8% Preferred Stock specified in the Redemption Notice and any Redemption Notice received by the Corporation within twenty (20) days of the first Redemption Notice (“Total Redemption Shares”) within ninety (90) days after the Corporation’s receipt of the applicable Redemption Notice; provided, however, that if the Corporation does not, in the reasonable discretion of the Board, have sufficient cash to redeem the Total Redemption Shares, the 8% Preferred Stock shall be redeemed pro rata based on the Total Redemption Shares; provided further, that prior to April 23, 2009, the Corporation shall not be required to redeem more than fifty percent (50%) of the 8% Preferred Stock from the initial holder thereof and any Person’s transferees, in the aggregate.

5.2     Optional Redemption – Corporation. The Corporation, acting through the Board, may at any time redeem all or any portion of the 8% Preferred Stock then outstanding. On any such redemption, the Corporation shall pay a price per share of 8% Preferred Stock equal to the 8% Liquidation Amount, calculated as if the Corporation was to be liquidated as of the date of such redemption. Any redemptions made hereunder shall be made to each holder of 8% Preferred Stock pro rata based on the aggregate 8% Liquidation Amount of the 8% Preferred Stock held by each holder.

5.3     Cancellation of Redeemed Shares. All of the shares of 8% Preferred Stock redeemed as provided in this Section 5 of this Part E shall be retired and canceled and shall not be reissued and the number of authorized shares of 8% Preferred Stock shall automatically be reduced by such number of redeemed shares.

5.4     Payment of Redemption Price. If the funds of the Corporation legally available therefor shall be insufficient to discharge any redemption required pursuant to this Section 5 of this Part E, the maximum number of full shares of 8% Preferred Stock that can be redeemed with such funds shall be redeemed ratably among the holders of the 8% Preferred Stock in proportion to the aggregate redemption price to be paid to each holder and the extent such obligation is not met in full, such obligation shall continue to be discharged as promptly as funds legally available therefor become available until the obligation is discharged in full.

5.5     Notices. The Corporation will (a) give written notice if required by applicable law to all holders of 8% Preferred Stock prior to the date on which the Corporation closes its books or takes a record (i) with respect to any distribution upon Common Stock, or (ii) with respect to any pro rata subscription offer to holders of Common Stock and (b) give written notice if required by applicable law to the holders of 8% Preferred Stock prior to the date on which any Fundamental Change or Change of Control will take place.

Section 6.     Reorganization, Reclassification, Consolidation, Merger or Sale. Any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Corporation’s assets to another person or entity that is affected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an “Organic Change”. Prior to the consummation of any Organic Change, the Corporation will make appropriate provisions (in form and substance satisfactory to the Required Holders) to insure that each of the holders of 8% Preferred Stock will thereafter have the right to acquire and receive such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted each share of his 8% Preferred Stock immediately prior to such Organic Change into the number of shares of Class A Common Stock determined by dividing the 8% Liquidation Amount for such share of 8% Preferred Stock as of such date, calculated as if the Corporation was to be liquidated as of such date, by the Market Price of a share of Class A Common Stock as of such date. In any such case, the Corporation will make appropriate provisions (in form and substance satisfactory to the Required Holders) to insure that the provisions of this Section 6 will thereafter be applicable to the 8% Preferred Stock. The Corporation will not effect any such Organic Change unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form satisfactory to the Required Holders) the obligation to deliver to each holder of 8% Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire and receive.

Section	7. Rights Upon a Qualified Public Offering.

7.1 Election by Required Holders. The Corporation shall provide written notice (a “QPO Notice”) to the holders of 8% Preferred Stock at least twenty (20) days prior to the first filing of a registration statement in connection with a Qualified Public Offering. The Required Holders, on behalf of all holders of 8% Preferred Stock, shall have ten (10) days following receipt of the QPO Notice to notify the Corporation in writing that the holders of the 8% Preferred Stock shall either: (i) elect to convert all of the 8% Preferred Stock and have the Corporation redeem the accrued but unpaid 8% Dividends thereon pursuant to Section 7.2 of this Part E; (ii) elect to convert all of the 8% Preferred Stock, including all accrued but unpaid 8% Dividends thereon, pursuant to Section 7.3 of this Part E or (iii) elect to continue to hold all of the 8% Preferred Stock. If the Qualified Public Offering is not consummated within six (6) months of delivery of the QPO Notice, then any election hereunder shall be void and the Corporation shall be obligated to comply with this Section 7.1 with respect to any subsequent Qualified Public Offering.

7.2 Conversion and Redemption. If this Section 7.2 is elected by the Required Holders, immediately prior to the closing of a Qualified Public Offering each share of 8% Preferred Stock then issued and outstanding shall automatically be converted into the number of shares of Class A Common Stock determined by dividing the difference between the 8% Liquidation Amount on such share of 8% Preferred Stock, calculated as if the Corporation was to be liquidated as of the date of such conversion, and the accrued but unpaid 8% Dividends on such share, by the mid-range offering price of a share of common stock to be sold to the public in such Qualified Public Offering as estimated by the underwriters in good faith and approved by the Board at the time of filing of the registration statement in connection with such Qualified Public Offering. If elected, immediately prior to the closing of the Qualified Public Offering, the outstanding shares of 8% Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless certificates evidencing such shares of 8% Preferred Stock being converted are either delivered to the Corporation or any transfer agent or the holder notifies the Corporation or any transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Upon the conversion of the 8% Preferred Stock and the surrender by the holder of the 8% Preferred Stock of the certificates representing such shares duly endorsed (or the indemnity agreement referenced above) at the office of the Corporation or of any transfer agent for the Common Stock, there shall be issued and delivered to such holder, as soon as practicable thereafter at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Common Stock into which the shares of the 8% Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred. Within twenty (20) business days following the consummation of the Qualified Public Offering, the Corporation shall pay to the former holder of each share of 8% Preferred Stock, in cash, any and all accrued but unpaid 8% Dividends on such share of 8% Preferred Stock as of the date of such conversion.

7.3 Conversion Only. If this Section 7.3 is elected by the Required Holders, immediately prior to the closing of a Qualified Public Offering, each share of 8% Preferred Stock then issued and outstanding shall automatically be converted into the number of shares of Class A Common Stock determined by dividing the 8% Liquidation Amount for such share of 8% Preferred Stock as of such date, calculated as if the Corporation was to be liquidated as of such date, by the mid-range offering price of a share of common stock sold to the public in such Qualified Public Offering as estimated by the underwriters in good faith and approved by the Board at the time of filing of the registration statement in connection with the Qualified Public Offering. If elected, immediately prior to the closing of the Qualified Public Offering, the outstanding shares of 8% Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless certificates evidencing such shares of 8% Preferred Stock being converted are either delivered to the Corporation or any transfer agent or the holder notifies the Corporation or any transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Upon the conversion of the 8% Preferred Stock and the surrender by the holder of the 8% Preferred Stock of the certificates representing such shares duly endorsed (or the indemnity agreement referenced above) at the office of the Corporation or of any transfer agent for the Class A Common Stock, there shall be issued and delivered to such holder, as soon as practicable thereafter at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Common Stock into which the shares of the 8% Preferred Stock surrendered were convertible as of the date of such conversion.

7.4 Fractional Interests. If any fractional interest in a share of Class A Common Stock would, except for the provisions of this Section 7.4, be deliverable upon any conversion pursuant to Section 7.2 or 7.3 of this Part E, the Corporation, in lieu of delivering the fractional share therefore, will pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

7.5 Rounding. All calculations under this Section 7 shall be made to the nearest cent or to the nearest one-tenth of a share, as the case may be.

7.6 Cancellation of Converted Shares. All of the shares of 8% Preferred Stock converted as provided herein shall be retired and canceled and shall not be reissued and the number of authorized shares of 8% Preferred Stock shall automatically be reduced by such number of converted shares.

7.7 Protection of Conversion Rights. The Corporation shall not amend this Third Amended and Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed under this Third Amended and Restated Certificate of Incorporation by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Third Amended and Restated Certificate of Incorporation and will take all actions that may be necessary or appropriate in order to protect the rights of the holders of shares of 8% Preferred Stock to convert such shares against impairment.

Section 8. Cancellation of Class. At such time as all of the shares of 8% Preferred Stock have been redeemed as provided in Section 5 of this Part E or converted as provided in Section 7 of this Part E, the 8% Preferred Stock shall cease to exist as a separate class of capital stock.

Section 9. Amendment and Waiver. Notwithstanding anything to the contrary contained in this Third Amended and Restated Certificate of Incorporation, so long as any 8% Preferred Stock remains outstanding, no amendment, alteration, change, repeal or waiver of any provision of this Third Amended and Restated Certificate of Incorporation shall be effective without the prior approval of the Required Holders.

Section 10. Rank. The Corporation shall not, without first obtaining the prior written consent of the Required Holders, issue any new class of equity securities (or any securities convertible into or exchangeable for equity securities) that rank senior to or in parity with the 8% Preferred Stock with respect to liquidations or the payment of distributions.

Part F. Certain Definitions

In addition to the terms defined elsewhere, the following terms shall have the respective meanings set forth below:

“Change of Control” shall mean any sale, Transfer, issuance or redemption or series of sales, Transfers, issuances or redemptions (or any combination thereof) of shares of the Corporation’s capital stock by the holders thereof or the Corporation that results in any person or entity or group of affiliated persons or entities (other than the owners of the Corporation’s capital stock (on a fully diluted basis) as of immediately prior to any such transaction or series of transactions) owning more than 50% of the outstanding Common Stock in the Corporation.

“Fundamental Change” shall mean a reorganization, consolidation or merger in which the Corporation is a party (except any reorganization, consolidation or merger where, after giving effect thereto, the holders of the Corporation’s outstanding capital stock (on a fully diluted basis) immediately prior to such reorganization, consolidation or merger will own immediately following such reorganization, consolidation or merger a majority of the outstanding voting equity securities of the Corporation (on a fully diluted basis), or a sale or other Transfer of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis in any transaction or series of related transactions (other than sales in the ordinary course of business or Transfers of assets among the Corporation and its Subsidiaries).

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sale on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the closing prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 business days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the “Market Price” will be the fair value thereof reasonably determined in good faith by the Board.

“Person” means a natural person, trust, estate, corporation (both non-profit and other corporation), partnership (both limited and general), joint venture, limited liability company, unincorporated association, sole proprietorship or other entity.

“Qualified Public Offering” shall mean the closing of a public offering pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock that is designated as a Qualified Public Offering by the Board with the approval of the Required Holders.

“Required Holders” means the holders at least 60% of the issued and outstanding shares of 8% Preferred Stock.

“Subsidiary” shall mean any person or entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or equity interests of such person or entity are at the time owned or controlled, directly or indirectly, by the Corporation.

“Transfer” shall mean, as a noun, any voluntary or involuntary transfer, sale, assignment, pledge, encumbrance or other disposition, and as a verb, voluntarily or involuntarily to sell, assign, transfer, grant, give away, hypothecate, pledge, encumber or otherwise dispose of, and shall include any transfer by will, gift or intestate succession.

“8% Junior Securities” means each other class of capital stock, including the Common Stock, or series of Preferred Stock, that does not expressly provide that it ranks senior to or in parity with the 8% Preferred Stock.

Part G. Effect of Cancellation of Classes

Section 1. Cancellation of Class B Common Stock. Effective immediately following the automatic conversion and cancellation of the Class B Common Stock pursuant to Section 4.4 of Part C of this Article IV, and without any further action on the part of the Corporation or any of its stockholders:

(a) Clause (c) of Part A of this Article IV shall be deleted in its entirety and the total authorized capital stock of the Corporation set forth in the first sentence of Part A of this Article IV shall be reduced by 6,486,715 shares to reflect the cancellation of the Class B Common Stock;

(b) the introductory sentence and Sections 4 and 5 of Part C of this Article IV shall be deleted in their entirety and Section 1 of Part C of this Article IV shall be deleted in its entirety and restated to read as follows:

“Section 1. Voting. On all matters on which holders of Common Stock are entitled to vote, each holder of shares of Common Stock shall be entitled to cast one (1) vote, in person or by proxy, for each share of Common Stock standing in his, her or its name on the transfer books of the Corporation.”; and

(c) the Class A Voting Common Stock, or Class A Common Stock, shall be renamed “Common Stock” and all references in this Third Amended and Restated Certificate of Incorporation to “Class A Voting Common Stock” or “Class A Common Stock” shall be deemed to be references to “Common Stock.”

Section 2. Cancellation of 8% Preferred Stock. Effective immediately following the cancellation of the 8% Preferred Stock pursuant to Section 8 of Part E of this Article IV, and without any further action on the part of the Corporation or any of its stockholders:

(a) Clause (d) of Part A of this Article IV shall be deleted in its entirety and the total authorized capital stock of the Corporation set forth in the first sentence of Part A of this Article IV shall be reduced by 12,500 shares to reflect the cancellation of the 8% Preferred Stock; and

(b) Part E and Part F of this Article IV shall be deleted in their entirety.

Section 3. Restated Certificate. If the Board determines, the Corporation may file a restated certificate of incorporation pursuant to Section 245 of the GCL, without a vote of stockholders, which restates and integrates but does not further amend this Third Amended and Restated Certificate of Incorporation to reflect the effects of Section 1 and Section 2 of this Part G of this Article IV and to remove this Part G of this Article IV.

ARTICLE V

Board of Directors

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board.

(b) The Board shall consist of not less than five nor more than fifteen members, the exact number of which shall be fixed from time to time by the Board.

(c) The Board shall be divided into three classes, designated Class I, Class II and Class III. The initial division of the Board into classes shall be made by the decision of the affirmative vote of a majority of the entire Board. The term of the initial Class I directors shall terminate on the date of the 2005 annual meeting; the term of the initial Class II directors shall terminate on the date of the 2006 annual meeting; and the term of the initial Class III directors shall terminate on the date of the 2007 annual meeting or, in each case, upon such director’s earlier death, resignation, retirement, disqualification or removal from office. At each succeeding annual meeting of stockholders beginning in 2005, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term and until their successors are duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. If the number of directors is changed, any increase or decrease shall be apportioned among the classes, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from the removal from office, death, disability, resignation or disqualification of a director or other cause shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director.

(d) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board that results from an increase in the number of directors may be filled by a majority of the Board then in office, provided that a quorum is present, and any other vacancy occurring on the Board may be filled by a majority of the Board then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote in connection with the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Third Amended and Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

(e) In addition to the powers and authority hereinabove or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Third Amended and Restated Certificate of Incorporation, and any by-laws adopted by the stockholders; provided, however, that no by-laws hereafter adopted by the stockholders shall invalidate any prior act of the directors that would have been valid if such by-laws had not been adopted.

ARTICLE VI

Liability of Directors

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as to liability to the extent such exemption from liability or limitation thereof is not permitted under the paragraph (7) of subsection (b) of Section 102 of the GCL, as the same exists or may hereafter be amended. If the GCL hereafter is amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended GCL. Any repeal or modification of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VII

Creditor Arrangements

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the GCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on this Corporation.

ARTICLE VIII

Indemnification

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this Article VIII shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article VIII.

The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under this Third Amended and Restated Certificate of Incorporation, the by-laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article VIII by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE IX

No Action By Written Consent

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.

ARTICLE X

Location of Meetings of Stockholders and Books and Records

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the by-laws of the Corporation.

ARTICLE XI

Calling of Special Meetings of Stockholders

Unless otherwise required by law, special meetings of the stockholders, for any purpose or purposes, may be called by either (i) the Chairman of the Board, if there be one (ii) the President or (iii) the Board. The ability of the stockholders to call a special meeting of the stockholders is hereby specifically denied.

ARTICLE XII

Amendments of By-laws

In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board shall have the power to adopt, amend, alter or repeal the by-laws of the Corporation. The affirmative vote of at least a majority of the entire Board shall be required to adopt, amend, alter or repeal the by-laws of the Corporation. The by-laws of the Corporation also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least two-thirds of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote in connection with the election of directors.

ARTICLE XIII

Amendments

The Corporation reserves the right to amend, alter, change, repeal or waive any provision contained in this Third Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that notwithstanding anything contained in this Third Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least two-thirds of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote in connection with the election of directors shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, Articles V, VI, VIII, IX, XI and XII of this Third Amended and Restated Certificate of Incorporation or this Article XIII.

Any repeal or modification of Articles VI or VIII of this Third Amended and Restated Certificate of Incorporation shall not adversely affect any rights under Articles VI or VIII of any individual referred to in Articles VI or VIII existing at the time of such repeal or modification with respect to acts or omissions of such individual occurring prior to such repeal or modification.

ARTICLE XIV

Business Combinations

The Corporation shall not be governed by the provisions of Section 203 of the General Corporation Law.

IN WITNESS WHEREOF, the Corporation has cause this Third Amended and Restated Certificate of Incorporation to be executed on its behalf this          day of                     , 2004.

HURON CONSULTING GROUP INC.

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